UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT,
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):    January 3, 2003 (December 24, 2002)

COMPREHENSIVE CARE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9927	95-2594724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Hoover Boulevard Building 219, Suite 200 Tampa, Florida	33609

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (813) 288-4808

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

The Company had an agreement with an HMO, which provided for the Company to provide behavioral healthcare services on a per-member-per-month basis to the HMO’s members in the areas of commercial, Medicaid, Medicare, and a Healthy Kids program. This HMO sold its Medicaid and Healthy Kids business and, in connection with such sale, terminated these agreements with the Company as announced by the Company on October 4, 2002. The Company was able to successfully negotiate a new contract with the purchaser to continue servicing members in the Medicaid and Healthy Kids programs, and on December 24, 2002, the Company entered into a contract with the new HMO client to provide behavioral healthcare services to approximately 190,000 existing members on a fee-for-service basis. Such contract commenced on January 1, 2003, is for one year, and provides for additional, automatic one-year renewals unless terminated by either party. The business from these Medicaid and Healthy Kids programs had accounted for approximately 17.8%, or $4.9 million, and 17.3%, or $1.4 million, of the Company’s operating revenues during the fiscal year ended May 31, 2002 and the quarter ended August 31, 2002, respectively. The remaining commercial and Medicare business, which accounted for 3.6%, or approximately $1.0 million, and 6.0%, or approximately $0.5 million, of the Company’s operating revenues during the fiscal year ended May 31, 2002 and the quarter ended August 31, 2002, respectively, will terminate effective February 28, 2003.

Effective January 2, 2003, the Board of Directors elected Eugene L. Froelich to fill an existing vacancy for a Class II Director until the expiration date of the term for this director seat, which is currently the 2005 Annual Meeting. Mr. Froelich, 61 years of age, is a certified public accountant who has more than 30 years of financial experience and has prepared and audited financial statements applying generally accepted accounting principles that present issues comparable to the issues raised by the company’s financial statements. Additionally, Mr. Froelich has experience with internal controls and an understanding of audit committee functions. Mr. Froelich has served as an executive to several publicly held healthcare, entertainment, and high tech corporations and he is currently working as a consultant in these industries. From April 2001 to October 2001, Mr. Froelich served as Chief Financial Officer of FUTURELINK CORP., a publicly traded company, engaged in the technology information business. FUTURELINK CORP. had filed for protection under Chapter 11 of the federal bankruptcy code in August 2001 and, following such filing, Mr. Froelich voluntarily resigned his position with FUTURELINK CORP. From July 2000 to April 2001, Mr. Froelich was Chief Financial Officer of WIZSHOP.COM, a private company, engaged in the internet retail business. From 1998 to 2000, Mr. Froelich acted as an independent consultant and advisor to various corporations. During the period from 1989 to 1998, Mr. Froelich was Chief Financial Officer and Executive Vice President of Maxicare Health Plans, Inc. (“Maxicare”), a publicly traded company that was already operating under Chapter 11 of the federal bankruptcy code at the time Mr. Froelich joined Maxicare in 1989.

Mr. Froelich has been appointed to serve as Director and Chairman of the Audit Committee and, also, as a member of the Company’s Compensation and Stock Option Committee without receiving any cash compensation. In accordance with the Company’s 1995 Non-employee Director Stock Option Plan, Mr. Froelich has been awarded initial and annual grants of options to purchase 10,000 and 10,833 shares, respectively, of the Company’s Common Stock. The initial grant of 10,000 options is an award for Mr. Froelich’s service as Class II Director and is exercisable in 25% increments, beginning on the one-year anniversary of the date of grant, at a price of $1.00 per share. The annual grant of 10,833 shares is an award for Mr. Froelich’s service as Chairman of one board committee and member of one additional board committee. These options become exercisable as of the date of the 2003 Annual Meeting at a price of $1.00 per share.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

	By:	/s/ ROBERT J. LANDIS

Name: Robert J. Landis
Title: Chairman of the Board, Chief Financial Officer, and Treasurer

Date: January 3, 2003

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